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                                                                   EXHIBIT 10.22


                              EMPLOYMENT AGREEMENT
                                      WITH
                                  JIMMIE TAYLOR

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of May 1, 2001, by and between CLASSIC COMMUNICATIONS, INC., a Delaware corporation ("Classic"), CLASSIC CABLE, INC., a Delaware corporation (collectively, "Employer"), and JIMMIE TAYLOR ("Employee").

                                    RECITALS:

                  Employer wishes to take steps to ensure that Employer will continue to have Employee's services available to Employer and its subsidiaries, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

                  In consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable consideration, the parties agree with each other as follows:

         1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

         2. Term. Unless Employee's employment shall sooner terminate pursuant to Sections 7 or 8 hereof, the term of employment under this Agreement shall commence on May 1, 2001 (the "Commencement Date") and shall continue through April 30, 2002 (such initial one-year term, together with any extensions thereof in accordance with the next sentence of this Section 2 referred to as the "Term"). The initial term of Employee's employment hereunder shall thereafter be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each until either party to this Agreement gives the other written notice of termination of employment or until the death of Employee. The period commencing on the Commencement Date and ending on the date of termination of Employee's employment or the death of Employee shall be referred to as the "Employment Period."

         3. Compensation; Reimbursement.

                  (a) Employer shall pay to Employee as compensation for all services rendered by Employee during the Employment Period a base annual salary of $1350,000 per year (the "Basic Salary"), or such other amount as the parties may agree on from time to time, payable in equal monthly installments or in other more frequent installments, as determined by Employer. The


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board of directors of Employer (the "Board of Directors") shall have the right to increase Employee's compensation from time to time by action of the Board of Directors. In addition, the Board of Directors, in its sole discretion, may, with respect to any year during the Employment Period, award a bonus or bonuses to Employee in addition to the bonus provided for in Section 3(b).

                  (b) In addition to the Basic Salary paid pursuant to Section 3(a), Employer agrees to pay as incentive compensation a one time $33,750.00 "signing bonus", as well as an annual bonus in an amount in accordance with the bonuses paid to other senior officers of Employer, after the initial twelve (12) month employment period, based upon Employee's performance, as determined each year by the Board of Directors of Employer.

                  (c) Employer shall reimburse Employee for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement; provided, however, that Employee must furnish to Employer an itemized account, satisfactory to Employer, in substantiation of such expenditures.

                  (d) Employee shall be entitled to the use of a corporate vehicle, or $500 per month car allowance, and such fringe benefits, including, but not limited to, medical, dental and other insurance benefits, as may be provided from time to time by Employer to other senior officers of Employer. Employee shall also be entitled to participate in Employer's 401(k) plan.

         4. Duties. Employee is engaged as the Chief Financial Officer of Employer and of Employer's various ------ subsidiaries. In addition, Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to his by the Chief Executive Officer and/or President of Employer.

         5. Extent of Services; Vacations and Days Off.

                  (a) During the Employment Period, Employee shall devote substantially all of his time, energy and attention during regular business hours to the benefit and business of Employer in performing his duties pursuant to this Agreement.

                  (b) Employee shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of Employer as may be established from time to time by Employer and applied to other senior officers of Employer.

         6. Facilities. Employee will work from the offices of Employer in Tyler, Texas. Employer shall provide Employee with a fully furnished office, and the facilities of Employer shall be


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generally available to Employee in the performance of his duties pursuant to this Agreement.

         7. Termination on Death or Incapacity; Effect of Illness.


                  (a) If Employee dies during the Term, Employer shall pay to the estate of Employee the Basic Salary that would have otherwise been paid to Employee plus any bonus compensation awarded, but not yet paid, through the end of the month in which his death occurs. Employer shall have no additional financial obligation under this Agreement to Employee or his estate. After receiving the payments provided in this subparagraph (a), Employee and his estate shall have no further rights under this Agreement.

                  (b) The term "permanent disability" as used in this Agreement shall mean the inability of Employee, as determined by the Board of Directors, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of ninety (90) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six (6) months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate Employee's employment under this Agreement upon ten
(10) days' prior written notice. Upon such termination of Employee's employment, Employer shall pay to Employee the Basic Salary that would have otherwise been paid to Employee plus any bonus compensation awarded, but not yet paid, through the end of the month in which Employee's termination of employment occurs. If any determination of the Board of Directors with respect to permanent disability is disputed by Employee, the parties hereto agree to abide by the decision of a panel of three physicians. Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. Employee agrees to make himself available for and to submit to examinations by such physicians as may be directed by Employer. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

                  (c) During any period of disability, illness or incapacity during the term of this Agreement which renders Employee at least temporarily unable to perform the services required under this Agreement for a period which does not exceed ninety (90) days in any one-year period, Employee shall receive the compensation payable under Section 3(a) of this Agreement, less any benefits received by him under any disability insurance carried by or provided by Employer.

         8. Other Terminations.

                  (a)
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                           (i) Employee may terminate his employment hereunder
upon giving not more than thirty (30) days' nor less than fifteen (15) days' prior written notice to Employer.

                           (ii) If Employee gives notice pursuant to Section
8(a) above, Employer shall have the right to relieve Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation through the termination date set forth in the notice to Employer).

                  (b) Employer may terminate Employee's employment hereunder at any time, without prior notice and with or without Good Cause.

                  (c) If Employer shall terminate the employment of Employee without Good Cause (as defined below) effective on a date earlier than the termination date provided for in Section 2, Employee shall have the nonforfeitable right to receive the Basic Salary, any awarded but unpaid bonus, matching 401(k) contributions consistent with past practice (to the extent permitted by such 401(k) plan and by law), health insurance (to the extent permitted by such health insurance plans and by law) and other existing benefits, paid monthly, to which he is entitled for a period of one-year from the effective date of Employee's termination; provided that, notwithstanding such termination of employment, Employee's covenants set forth in Sections 9, 10 and 11 are intended to and shall remain in full force and effect.

                           (i) If the employment of Employee is terminated for
Good Cause, or if Employee voluntarily terminates his employment, Employer shall pay to Employee any Basic Salary earned and bonus awarded but unpaid prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of Employer to Employee hereunder, and Employee shall be entitled to no further benefits under this Agreement.

                           (ii) "Good Cause" shall include:

                                    (1) Employee's conviction of a criminal
offense that has a material adverse effect upon the business or reputation or Employer or any affiliate of Employer;

                                    (2) commission by Employee of a material
breach of his duty of loyalty to Employer, any affiliate of Employer, or Sections 10 or 11 of this Agreement;

                                    (3) the willful failure by Employee to
substantially perform Employee's duties specified hereunder or such other duties as may be reasonably defined by the Chief Executive Officer and President of Employer from time to time (other than any such failure re-


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sulting from Employee's disability), which failure to perform has not been cured within fifteen (15) days after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer and President of Employer; or

                                    (4) any fraud, material misappropriation, or
embezzlement by Employee in connection with the operation or management of the business of Employer.

                  (d) The parties agree that, because there can be no exact measure of the damage that would occur to Employee as a result of a termination by Employer of Employee's employment without Good Cause, the payments and benefits paid and provided pursuant to this Agreement shall be deemed to constitute liquidated damages and not a penalty for Employer's termination of Employee's employment without Good Cause; provided that Employee shall be required to use all reasonable efforts to mitigate his damages; provided further that if Employee obtains new employment (including self-employment), any payments and benefits paid and provided pursuant to this Agreement shall be reduced or cancelled to the extent of any salary or other cash compensation and benefits coverage earned or accrued in connection with such employment.

                  (e) Employer's obligation to make any of the payments or provide any of the benefits described above is conditioned upon Employee delivering a full release of any known or unknown claims arising out of or related to this Agreement or Employee's employment or termination of employment with Employer in a form which is reasonably acceptable to Employer.

         9. Disclosure. Employee agrees that during the Employment Period, he will disclose and disclose only to Employer all material ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of Employer, whether acquired by Employee before or during the Employment Period. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

         10. Confidentiality. Employee agrees to keep in strict secrecy and confidence any and all information Employee assimilates or to which he has access during the Employment Period and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of Employer. Employee agrees that both during and after the Employment Period, he will not, without the prior written consent of Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization.

         11. Non-Competition; Non-Solicitation; Non-Disparagement. Employee hereby acknowledges that, during and solely as a result of his employment by Employer, he will receive: (1)


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special training and education with respect to the operations of a cable television company and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to Employee by Employer as a result of Employee's employment, as outlined in the previous sentence, Employee hereby agrees as follows:

                  (a) During a period starting on the Commencement Date and ending two (2) years following the end of the Employment Period, Employee shall not, without the prior written consent of Employer, (i) directly or indirectly engage in any business that competes with Employer or any subsidiary or affiliate of Employer in their conduct of the cable television business, or otherwise receive compensation for any services rendered regarding any aspect of the cable television business anywhere within a thirty-five (35) mile radius of any cable television system operated by Employer or any subsidiary or affiliate of Employer; or (ii) engage or participate, directly or indirectly, in any business which is substantially similar to that of Employer or any subsidiary or affiliate of Employer, including, without limitation, serving as a consultant, administrator, officer, director, employee, manager, landlord, lender, guarantor, or in any similar or related capacity or otherwise receive compensation for services rendered regarding any aspect of the cable television business anywhere anywhere within a thirty-five (35) mile radius of any cable television system operated by Employer or any subsidiary or affiliate of Employer. Employee acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that the limited prohibitions do not impose a greater restraint than is necessary to protect Employer's goodwill, proprietary information and other business interests. The mere ownership of a de minimis amount of securities in any competitive enterprise and exercise of rights appurtenant thereto are not prohibited.

                  (b) During the Employment Period, except as may be otherwise herein provided, for a period of two (2) years following the end of the Employment Period, regardless of the reason for such termination, Employee agrees he will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise (i) solicit any of the employees of Employer to terminate their employment or (ii) accept employment with or seek remuneration by any of the clients or customers of Employer with whom Employer did business during the Employment Period.

                  (c) Employee agrees that, during the Employment Period and the non-competition period described in this Section 11, he will not make or publish any statement which is, or may reasonably be considered to be, disparaging of Employer, its subsidiaries or affiliates, or directors, officers, employees or the operations, products or services of Employer or


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any of its subsidiaries or affiliates, except in connection with the performance of his services hereunder to the extent Employee makes the statement to employees of Employer or its affiliates in good faith in furtherance of Employer's business.

                  (d) The period of time during which Employee is prohibited from engaging in certain business practices pursuant to Sections 11(a), (b) or
(c) shall be extended by any length of time during which Employee is in breach of such covenants.

                  (e) It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (d) are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

                  (f) It is agreed by Employer and Employee that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Employee. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer.

         12. Specific Performance. Employee agrees that damages at law will be an insufficient remedy to Employer if Employee violates the terms of Sections 9, 10 or 11 of this Agreement and that Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer. Employee agrees to pay to Employer all costs and expenses incurred by Employer relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

         13. Compliance with Other Agreements. Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default


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under any Agreement to which Employee is a party or by which Employee is or may be bound.

         14. Waiver of Breach. The waiver by Employer of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

         15. Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement is a personal employment contract and the rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

         16. Stock Options. Effective as of the Commencement Date, Employee shall be granted, in accordance with and subject to the terms and conditions of the Classic Communications, Inc. 1999 Omnibus Stock Incentive Plan (the "1999 Plan") and the incentive stock option award agreement (the "Stock Option Agreement") by and between Classic and Employee an incentive stock option to purchase 75,000 shares of Classic's Class A Voting Common Stock, par value $.01 per share ("Common Stock"), at the exercise price of $1.05 per share [determined based on the greater of (i) market price on commencement date or (ii) average closing price of 20 business preceding and including commencement date]. Each option will vest and become exercisable as to twenty five percent (25%) of the Common Stock on each of the first four (4) anniversaries of the grant date.

         17. Entire Agreement. This Agreement, the 1999 Plan and the Stock Option Agreement contain the entire agreement and supersede all prior agreements and understandings, oral or written, between Employer (or its subsidiaries) and Employee, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

         18. Construction and Interpretation.

                  (a) This Agreement shall be governed by and construed pursuant to the laws of the State of Texas.

                  (b) The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

                  (c) Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to


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such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

         19. Notice. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent:

To the Employer:    Classic Communications, Inc. and Classic Cable, Inc.
                                            6151 Paluxy Road
                                            Austin, Texas 78703
                                            Attention: President

With copies to:     Skadden, Arps, Slate, Meagher & Flom (Illinois)
                                            333 West Wacker Drive
                                            Chicago, Illinois 60606
                                            Attention: Joseph Miron

To the Employee:    at the address and telecopy number stated in the signature page hereto

                                      * * *


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement the day and year first-above written.

                                              CLASSIC COMMUNICATIONS, INC.


                                              By:   /s/ Dale Bennett
                                                 -------------------------------
                                              Name:       Dale Bennett
                                                   -----------------------------
                                              Title:      President
                                                    ----------------------------


                                              CLASSIC CABLE, INC.


                                              By:   /s/ Dale Bennett
                                                 -------------------------------
                                              Name:       Dale Bennett
                                                   -----------------------------
                                              Title:      President
                                                    ----------------------------


                                              EMPLOYEE


                                                    /s/ Jimmie Taylor
                                              ----------------------------------